Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports

Record Third Quarter 2017 Results

- Reported GAAP EPS of $0.68 per share and Operating EPS of $0.69 per share

- Increased dividends to shareholders for the 25th consecutive year

SYRACUSE, N.Y. — October 23, 2017 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2017 net income of $35.2 million, or $0.68 per fully diluted share, compared with $27.2 million, or $0.61 per share reported for the third quarter of 2016. Third quarter 2017’s results included $0.6 million, or $0.01 per share of acquisition expenses related to the completed acquisition of Merchants Bancshares, Inc. (“Merchants”). Excluding acquisition expenses, quarterly earnings per share were $0.69 per share, a new quarterly high for the Company. Diluted earnings per share totaled $1.60 for the first nine months of 2017, compared to $1.74 per share in the first nine months of 2016. Excluding acquisition expenses, year-to-date earnings per share were $1.96, or 12.6% above the first nine months of 2016.

“We realized another record performance reflecting full third quarter contributions from our Northeast Retirement Services, Inc. (“NRS”) acquisition completed in February, and from our Merchants Bancshares merger which closed in May,” said President and Chief Executive Officer Mark E. Tryniski. “Both of these high-value transactions have performed above our initial expectations. NRS continued to grow both its top and bottom line performance at a double-digit pace, and the Merchants integration has proceeded smoothly with cost synergies running ahead of plan.  Our accelerated operating performance, reflects improvements in expense management, credit quality and growth in non-interest income, all of which contributed to the 13% increase in per share results (excluding acquisition expenses) compared with the third quarter of 2016.  We are well positioned to continue delivering a high level of operating performance for the benefit of our shareholders.”

Total revenues for the third quarter of 2017 were $137.3 million, an increase of $28.9 million, or 26.7%, over the prior year quarter, and included a full quarter of revenues from both the Merchants and NRS transactions completed in the first half of this year. Higher revenues were generated as a result of a 23.0% increase in average earning assets and continued growth in noninterest income, partially offset by a three basis-point decline in the net interest margin from the prior year quarter. A combination of acquired and organic growth resulted in a $10.6 million, or 47.9% increase in wealth management, insurance, and employee benefit services revenues. Deposit service fees increased 23.7% year-over-year, primarily the result of the addition of Merchants, as well as increased card-related revenues. Other banking services declined $1.2 million from the third quarter of 2016, almost entirely related to an insurance-related gain experienced last year. The quarterly provision for loan losses of $2.3 million was $0.5 million higher than the third quarter of 2016, primarily reflective of modestly higher quarterly net charge-off levels. Benefitting from the addition of the Merchants’ loan portfolios, non-performing asset and delinquent loan ratios were lower than the end of the third quarter of 2016. Total third quarter operating expenses were $83.8 million, and included $0.6 million of non-recurring acquisition expenses related to the Merchants transaction. Excluding acquisition expenses from both periods, total operating expenses of $83.2 million for the third quarter were $17.0 million, or 25.6% above the third quarter of 2016, and included the operating expenses from Merchants and NRS, as well as an additional $3.6 million of intangible amortization, primarily from the two transactions.

Third quarter 2017 net interest income was $84.4 million, an increase of $15.9 million, or 23.3%, compared to the third quarter of 2016, and included a full quarter from Merchants. A two basis-point increase in combined funding costs and a slight decline in earning asset yields, which included an incremental $1.3 million in purchased loan accretion, resulted in a three basis-point decrease in net interest margin quarter-over-quarter. Average loan balances grew $1.43 billion, or 29.1%, principally related to the Merchants transaction, while average loan yields increased one basis point quarter-over-quarter, including the incremental purchased loan accretion. Investment interest income was $1.4 million higher than the third quarter of 2016, as average investment securities (including cash equivalents) balances increased by $340.1 million, while the yield on investments declined 18 basis points. Interest expense was $1.2 million higher than the previous year’s quarter, driven by a $213.5 million increase in average borrowings (including customer repurchase agreements) and a $1.56 billion increase in average deposit balances, principally related to the Merchants transaction, and a net two basis point increase in the cost of funds.

Wealth management and insurance services revenues increased to $12.1 million, $1.1 million, or 10.3%, higher than the third quarter of 2016, driven by both acquired and organic growth. Employee benefit services revenues of $20.8 million increased $9.5 million from the third quarter of 2016, primarily from the NRS acquisition.

Excluding acquisition expenses related to the Merchants’ transaction, third quarter 2017 operating expenses of $83.2 million, which included a full quarter of operating activities from both Merchants and NRS, increased $17.0 million over the third quarter of 2016. Salaries and employee benefits increased $8.3 million, or 21.6%, and included the personnel added from both transactions, as well as planned merit increases. All other expenses increased 31.2%, and reflected the occupancy, equipment and other operating costs of both Merchants and NRS, including significantly higher intangible amortization, compared to the third quarter of 2016.

During the first quarter of 2017, the Company adopted new accounting guidance for share-based transactions. That guidance requires that all excess tax benefits and tax deficiencies associated with share-based compensation be recognized as income tax expense or benefit in the income statement. Previously, tax effects resulting from changes in the Company’s share price subsequent to the grant date of equity instruments were recorded through shareholders’ equity at the time of vesting or exercise. The adoption of the amended accounting guidance resulted in a $2.2 million reduction of income tax expense in the first quarter of 2017, or $0.04 of diluted earnings per common share, and a $0.3 million reduction of income tax expense in both the second and third quarters, or less than $0.01 per share each quarter. The third quarter 2017 effective income tax was 31.2%, down from 32.8% in the prior year quarter, and reflected the $0.3 million reduction in income tax expense related to this change in accounting for share-based transactions, and also included the impact of the non-recurring acquisition expenses incurred in the first nine months of 2017.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, and expenses associated with acquisitions. The amounts of such expenses are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is a non-GAAP measure, the Company’s management believes this information helps investors understand the effect of acquisition activity in its reported results. Adjusted net earnings per share were $0.73 in the third quarter of 2017, compared to $0.62 in the third quarter of 2016, or a 17.7% increase.

Financial Position

Average earning assets of $9.45 billion for the third quarter of 2017 were up $1.77 billion, or 23.0% from the third quarter of 2016, and included a full quarter from the Merchants transaction. Similarly, average deposit balances grew $1.56 billion, or 22.4% compared to the third quarter of 2016. Average borrowings (including customer repurchase agreements) in the third quarter of 2017 of $541.0 million, were $213.5 million, or 65.2%, higher than the third quarter of last year.

Ending loans at September 30, 2017 increased $1.37 billion, or 27.7%, year-over-year, reflecting the Merchants acquisition. Investment securities totaled $3.13 billion at September 30, 2017, down slightly from the end of the second quarter, and up from the previous three quarter-ends due to investments added from Merchants, and partially offset by limited reinvestment of securities cash flows over the last twelve months.

Shareholders’ equity of $1.59 billion at September 30, 2017 was $352.7 million, or 28.4%, higher than the prior year period, a result of strong earnings generation and capital retention over the last four quarters, as well as incremental shares issued in conjunction with the NRS and Merchants acquisitions. The Company’s net tangible equity to net tangible assets ratio was 8.37% at September 30, 2017, down from 9.66% a year earlier, a result of the two acquisitions completed in the first half of 2017. The Company’s Tier 1 leverage ratio was 9.54% at the end of the third quarter, compared to 10.35% a year earlier.

As previously announced in December 2016, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company’s common stock during a twelve-month period starting January 1, 2017. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased in the first nine months of 2017.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Net charge-offs were $1.8 million for the third quarter, compared to $1.5 million for the third quarter of 2016 and $1.1 million for the second quarter of 2017. Net charge-offs as an annualized percentage of average loans measured 0.11% in the third quarter of 2017, compared to 0.12% in last year’s third quarter and 0.08% in the second quarter of 2017. Nonperforming loans as a percentage of total loans at September 30, 2017 were 0.37%, improved from 0.47% at September 30, 2016 and generally consistent with 0.36% at June 30, 2017. The total loan delinquency ratio of 1.05% at the end of the third quarter was one basis point lower than the level at September 30, 2016, and six basis points higher than this year’s second quarter-end. The third quarter provision for loan losses of $2.3 million was $0.5 million higher than the third quarter of 2016, and $0.9 million higher than the second quarter of 2017. The allowance for loan losses to nonperforming loans was 205% at September 30, 2017, compared with the 201% and 207% levels at the end of the third quarter of 2016 and second quarter of 2017, respectively.

Dividend Increase

During the third quarter of 2017 the Company declared a quarterly cash dividend of $0.34 per share on its common stock, compared to a $0.32 dividend declared in the second quarter of 2017 and the third quarter of 2016. This increase marked the 25th consecutive year of dividend increases for the Company. President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders. The increase reflected the continued strength of our current operating performance and capital position.” The two cent, or 6.3%, increase in the Company’s quarterly cash dividend over the same quarter of the prior year, represents an annualized yield of 2.44% based upon its’ closing price of $55.74 on October 20, 2017.

Merchants Bancshares, Inc.

On October 24, 2016, the Company announced that it had entered into a definitive agreement to acquire Merchants Bancshares, Inc. ("Merchants"), parent company of Merchants Bank headquartered in South Burlington, Vermont, for approximately $345.2 million in Company stock and cash. The acquisition was completed on May 12, 2017.  The transaction extended the Company's footprint into the Vermont and Western Massachusetts markets.  Upon the completion of the merger, Community Bank added 31 branch locations in Vermont and one office in Western Massachusetts with approximately $2.0 billion of assets and deposits of $1.5 billion.

Northeast Retirement Services, Inc.

On December 5, 2016, the Company announced that it had entered into a definitive agreement to acquire Northeast Retirement Services, Inc. (“NRS”), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services for approximately $148.6 million in Company stock and cash. The acquisition was completed on February 3, 2017.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 23, 2017, to discuss third quarter results. The conference call can be accessed at 888-554-1432 (1-719-325-2295 if outside United States and Canada) using the conference ID code 1065398. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/22986.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $10.8 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary (which includes the recently acquired NRS) is a leading provider of employee benefits administration, trust services, fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Earnings
Loan income	$69,498	$53,706	$184,233	$157,865
Investment income	18,989	17,616	55,634	54,323
Total interest income	88,487	71,322	239,867	212,188
Interest expense	4,092	2,859	10,169	8,538
Net interest income	84,395	68,463	229,698	203,650
Provision for loan losses	2,314	1,790	5,603	5,436
Net interest income after provision for loan losses	82,081	66,673	224,095	198,214
Deposit service fees	18,419	14,894	49,781	43,636
Revenues from mortgage banking and other banking services	1,704	2,863	4,270	6,039
Wealth management and insurance services	12,051	10,928	35,814	32,381
Employee benefit services	20,767	11,267	58,618	34,949
Gain on sale of investments	0	0	2	0
Total noninterest income	52,941	39,952	148,485	117,005
Salaries and employee benefits	46,568	38,300	132,776	115,388
Occupancy and equipment	9,106	7,373	25,939	22,445
Amortization of intangible assets	4,949	1,359	11,980	4,204
Acquisition expenses	580	2	25,192	342
Other	22,573	19,192	64,343	57,872
Total operating expenses	83,776	66,226	260,230	200,251
Income before income taxes	51,246	40,399	112,350	114,968
Income taxes	16,003	13,239	33,659	37,548
Net income	$35,243	$27,160	$78,691	$77,420
Basic earnings per share	$0.69	$0.61	$1.62	$1.75
Diluted earnings per share	$0.68	$0.61	$1.60	$1.74

Summary of Financial Data
(Dollars in thousands, except per share data)
		2017		2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$69,498	$62,351	$52,384	$53,602	$53,706
Investment income	18,989	19,071	17,574	19,397	17,616
Total interest income	88,487	81,422	69,958	72,999	71,322
Interest expense	4,092	3,393	2,684	2,753	2,859
Net interest income	84,395	78,029	67,274	70,246	68,463
Provision for loan losses	2,314	1,461	1,828	2,640	1,790
Net interest income after provision for loan losses	82,081	76,568	65,446	67,606	66,673
Deposit service fees	18,419	16,655	14,707	14,959	14,894
Revenues from mortgage banking and other banking services	1,704	1,407	1,159	1,438	2,863
Wealth management and insurance services	12,051	12,502	11,261	10,544	10,928
Employee benefit services	20,767	20,662	17,189	11,679	11,267
Gain on sale of investments	0	0	2	0	0
Total noninterest income	52,941	51,226	44,318	38,620	39,952
Salaries and employee benefits	46,568	44,808	41,400	36,259	38,300
Occupancy and equipment	9,106	8,637	8,196	7,633	7,373
Amortization of intangible assets	4,949	4,263	2,768	1,275	1,359
Acquisition expenses	580	22,896	1,716	1,364	2
Other	22,573	22,275	19,495	20,066	19,192
Total operating expenses	83,776	102,879	73,575	66,597	66,226
Income before income taxes	51,246	24,915	36,189	39,629	40,399
Income taxes	16,003	7,724	9,932	13,237	13,239
Net income	$35,243	$17,191	$26,257	$26,392	$27,160
Basic earnings per share	$0.69	$0.35	$0.58	$0.59	$0.61
Diluted earnings per share	$0.68	$0.35	$0.57	$0.59	$0.61
Profitability
Return on assets	1.29%	0.69%	1.22%	1.21%	1.24%
Return on equity	8.81%	4.74%	8.47%	8.59%	8.71%
Return on tangible equity(2)	16.74%	7.72%	13.57%	13.40%	13.52%
Noninterest income/operating income (FTE) (1)	38.4%	39.4%	39.1%	35.0%	36.5%
Efficiency ratio	56.8%	58.2%	60.9%	57.9%	59.3%
Components of Net Interest Margin (FTE)
Loan yield	4.37%	4.41%	4.31%	4.33%	4.36%
Cash equivalents yield	1.09%	0.99%	0.79%	0.48%	0.46%
Investment yield	2.69%	2.87%	2.90%	3.14%	2.88%
Earning asset yield	3.81%	3.87%	3.80%	3.90%	3.82%
Interest-bearing deposit rate	0.14%	0.14%	0.13%	0.13%	0.13%
Borrowing rate	1.44%	1.54%	2.18%	1.80%	1.31%
Cost of all interest-bearing funds	0.24%	0.21%	0.19%	0.19%	0.20%
Cost of funds (includes DDA)	0.18%	0.16%	0.15%	0.15%	0.16%
Net interest margin (FTE)	3.64%	3.72%	3.65%	3.76%	3.67%
Fully tax-equivalent adjustment	$2,395	$2,400	$2,310	$2,382	$2,450

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$6,343,468	$5,695,781	$4,939,092	$4,934,034	$4,913,517
Cash equivalents	26,986	52,956	40,209	15,367	19,110
Taxable investment securities	2,571,461	2,408,020	2,203,175	2,179,840	2,179,044
Nontaxable investment securities	511,181	526,962	540,518	556,774	571,327
Total interest-earning assets	9,453,096	8,683,719	7,722,994	7,686,015	7,682,998
Total assets	10,862,493	9,958,553	8,747,266	8,665,948	8,712,758
Interest-bearing deposits	6,230,591	6,021,696	5,543,046	5,472,420	5,405,180
Borrowings	541,036	346,975	177,587	213,930	327,578
Total interest-bearing liabilities	6,771,627	6,368,671	5,720,633	5,686,350	5,732,758
Noninterest-bearing deposits	2,307,205	1,948,434	1,620,473	1,603,703	1,569,960
Shareholders' equity	1,587,279	1,455,847	1,256,888	1,222,124	1,239,927
Balance Sheet Data
Cash and cash equivalents	$241,480	$219,695	$291,186	$173,857	$161,542
Investment securities	3,125,218	3,145,013	2,788,718	2,784,392	2,877,644
Loans:
Consumer mortgage	2,206,527	2,211,412	1,830,800	1,819,701	1,798,748
Business lending	2,458,981	2,479,152	1,468,465	1,490,076	1,506,878
Consumer indirect	1,034,716	1,057,664	1,055,112	1,044,972	1,037,077
Home equity	424,598	427,483	393,769	401,998	401,784
Consumer direct	183,898	185,589	184,067	191,815	196,134
Total loans	6,308,720	6,361,300	4,932,213	4,948,562	4,940,621
Allowance for loan losses	47,983	47,451	47,096	47,233	46,789
Intangible assets, net	824,355	831,403	618,977	480,844	482,119
Other assets	387,430	374,086	329,862	326,015	312,609
Total assets	10,839,220	10,884,046	8,913,860	8,666,437	8,727,746
Deposits:
Noninterest-bearing	2,310,954	2,283,138	1,642,158	1,646,039	1,577,194
Non-maturity interest-bearing	5,495,377	5,508,504	5,010,516	4,726,787	4,771,436
Time	799,659	833,963	684,203	703,128	728,789
Total deposits	8,605,990	8,625,605	7,336,877	7,075,954	7,077,419
Borrowings	314,289	373,053	0	146,200	133,900
Subordinated debt held by unconsolidated subsidiary trusts	122,808	122,802	102,177	102,170	102,164
Accrued interest and other liabilities	202,888	189,686	178,776	144,013	173,681
Total liabilities	9,245,975	9,311,146	7,617,830	7,468,337	7,487,164
Shareholders' equity	1,593,245	1,572,900	1,296,030	1,198,100	1,240,582
Total liabilities and shareholders' equity	10,839,220	10,884,046	8,913,860	8,666,437	8,727,746
Capital
Tier 1 leverage ratio	9.54%	10.19%	10.35%	10.55%	10.35%
Tangible equity/net tangible assets (2)	8.37%	8.08%	8.91%	9.24%	9.66%
Diluted weighted average common shares O/S	51,526	49,386	46,227	45,025	44,835
Period end common shares outstanding	50,587	50,512	45,956	44,437	44,357
Cash dividends declared per common share	$0.34	$0.32	$0.32	$0.32	$0.32
Book value	$31.50	$31.14	$28.20	$26.96	$27.97
Tangible book value(2)	$16.70	$16.21	$16.22	$17.12	$18.06
Common stock price (end of period)	$55.25	$55.77	$54.98	$61.79	$48.11

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$21,510	$21,033	$20,066	$20,619	$21,301
Accruing loans 90+ days delinquent	1,861	1,882	2,809	3,076	2,015
Total nonperforming loans	23,371	22,915	22,875	23,695	23,316
Other real estate owned (OREO)	1,873	2,491	2,486	1,966	2,060
Total nonperforming assets	25,244	25,406	25,361	25,661	25,376
Net charge-offs	1,782	1,106	1,965	2,196	1,527
Allowance for loan losses/loans outstanding	0.76%	0.75%	0.95%	0.95%	0.95%
Nonperforming loans/loans outstanding	0.37%	0.36%	0.46%	0.48%	0.47%
Allowance for loan losses/nonperforming loans	205%	207%	206%	199%	201%
Net charge-offs/average loans	0.11%	0.08%	0.16%	0.18%	0.12%
Delinquent loans/ending loans	1.05%	0.99%	0.94%	1.19%	1.06%
Loan loss provision/net charge-offs	130%	132%	93%	120%	117%
Nonperforming assets/total assets	0.23%	0.23%	0.28%	0.30%	0.29%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,069	$14,359	$15,268	$16,600	$16,966
Accruing loans 90+ days delinquent	1,590	1,640	1,707	1,963	1,869
Total nonperforming loans	16,659	15,999	16,975	18,563	18,835
Other real estate owned (OREO)	1,257	1,681	2,225	1,658	1,594
Total nonperforming assets	17,916	17,680	19,200	20,221	20,429
Net charge-offs	1,624	692	1,866	1,846	1,432
Allowance for loan losses/loans outstanding	1.00%	1.01%	1.01%	1.02%	1.02%
Nonperforming loans/loans outstanding	0.36%	0.35%	0.38%	0.42%	0.43%
Allowance for loan losses/nonperforming loans	276%	284%	266%	245%	238%
Net charge-offs/average loans	0.14%	0.06%	0.17%	0.17%	0.13%
Delinquent loans/ending loans	1.16%	1.06%	0.86%	1.14%	1.01%
Loan loss provision/net charge-offs	125%	153%	85%	133%	124%
Nonperforming assets/total assets	0.20%	0.20%	0.23%	0.25%	0.25%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$35,243	$17,191	$26,257	$26,392	$27,160
Acquisition expenses	580	22,896	1,716	1,364	2
Tax effect of acquisition expenses	(181)	(7,098)	(471)	(456)	(1)
Subtotal (non-GAAP)	35,642	32,989	27,502	27,300	27,161
Amortization of intangibles	4,949	4,263	2,768	1,275	1,359
Tax effect of amortization of intangibles	(1,545)	(1,322)	(760)	(426)	(445)
Subtotal (non-GAAP)	39,046	35,930	29,510	28,149	28,075
Acquired non-impaired loan accretion	(1,879)	(1,642)	(437)	(836)	(594)
Tax effect of acquired non-impaired loan accretion	587	509	120	279	195
Adjusted net income (non-GAAP)	$37,754	$34,797	$29,193	$27,592	$27,676

Return on average assets
Adjusted net income (non-GAAP)	$37,754	$34,797	$29,193	$27,592	$27,676
Average total assets	10,862,493	9,958,553	8,747,266	8,665,948	8,712,758
Adjusted return on average assets	1.38%	1.40%	1.35%	1.27%	1.26%

Return on average equity
Adjusted net income (non-GAAP)	$37,754	$34,797	$29,193	$27,592	$27,676
Average total equity	1,587,279	1,455,847	1,256,888	1,222,124	1,239,927
Adjusted return on average equity	9.44%	9.59%	9.42%	8.98%	8.88%

Earnings per common share
Diluted earnings per share (GAAP)	$0.68	$0.35	$0.57	$0.59	$0.61
Acquisition expenses	0.01	0.46	0.04	0.03	0.00
Tax effect of acquisition expenses	(0.00)	(0.14)	(0.01)	(0.01)	(0.00)
Subtotal (non-GAAP)	0.69	0.67	0.60	0.61	0.61
Amortization of intangibles	0.10	0.09	0.06	0.03	0.03
Tax effect of amortization of intangibles	(0.03)	(0.03)	(0.02)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.76	0.73	0.64	0.63	0.63
Acquired non-impaired loan accretion	(0.04)	(0.03)	(0.01)	(0.02)	(0.01)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.00	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.73	$0.71	$0.63	$0.62	$0.62

Noninterest operating expenses
Noninterest expenses (GAAP)	$83,776	$102,879	$73,575	$66,597	$66,226
Amortization of intangibles	(4,949)	(4,263)	(2,768)	(1,275)	(1,359)
Acquisition expenses	(580)	(22,896)	(1,716)	(1,364)	(2)
Total adjusted noninterest expenses (non-GAAP)	$78,247	$75,720	$69,091	$63,958	$64,865

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$78,247	$75,720	$69,091	$63,958	$64,865
Tax-equivalent net interest income	86,790	80,429	69,584	72,628	70,913
Noninterest revenues	52,941	51,226	44,318	38,620	39,952
Acquired non-impaired loan accretion	(1,879)	(1,642)	(437)	(836)	(594)
Insurance-related recovery	0	0	0	0	(950)
Gain on sales of investments	0	0	(2)	0	0
Operating revenues (non-GAAP) - denominator	$137,852	$130,013	$113,463	$110,412	$109,321
Efficiency ratio (non-GAAP)	56.8%	58.2%	60.9%	57.9%	59.3%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets

Total assets (GAAP)	$10,839,220	$10,884,046	$8,913,860	$8,666,437	$8,727,746
Intangible assets	(824,355)	(831,403)	(618,977)	(480,844)	(482,119)
Deferred taxes on intangible assets	75,820	77,097	68,236	43,504	42,523
Total tangible assets (non-GAAP)	$10,090,685	$10,129,740	$8,363,119	$8,229,097	$8,288,150

Total common equity
Common stock, APIC, Retained earnings, and Treasury stock	$1,577,068	$1,555,258	$1,285,676	$1,190,258	$1,174,491
Accumulated other comprehensive income	16,177	17,642	10,354	7,842	66,091
Shareholders' Equity (GAAP)	1,593,245	1,572,900	1,296,030	1,198,100	1,240,582
Intangible assets	(824,355)	(831,403)	(618,977)	(480,844)	(482,119)
Deferred taxes on intangible assets	75,820	77,097	68,236	43,504	42,523
Total tangible common equity (non-GAAP)	$844,710	$818,594	$745,289	$760,760	$800,986

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$844,710	$818,594	$745,289	$760,760	$800,986
Total tangible assets (non-GAAP) - denominator	10,090,685	10,129,740	8,363,119	8,229,097	8,288,150
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.37%	8.08%	8.91%	9.24%	9.66%

(1) Excludes gains and losses on sales of investment securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

# # #